                                                                    Exhibit 99.1



[BFGOODRICH LOGO]                                                           NEWS
--------------------------------------------------------------------------------

THE BFGOODRICH COMPANY                      PROO-0028
3 Coliseum Centre                           MEDIA CONTACT:    Kevin Ramundo
2550 West Tyvola Rd.                        PHONE:            704-423-7024
Charlotte, North Carolina 28217             FAX:              704-423-7127
www.bfgoodrich.com
------------------                          Investor Contact: Paul Gifford
                                            PHONE:            704-423-5517
                                            FAX:              704-423-5518




BFGOODRICH REPORTS FIRST QUARTER RESULTS

 -  MARGINS INCREASE IN ALL THREE SEGMENTS
 -  AEROSPACE STRONG DESPITE COMMERCIAL TRANSPORT DELIVERY DECREASES
 -  INDUSTRIAL SEGMENT MARGINS REBOUND FROM FOURTH QUARTER
 -  PROFITS UP IN PERFORMANCE MATERIALS

CHARLOTTE, N.C., April 26, 2000 - The BFGoodrich Company (NYSE: GR) announced today that first quarter net income, excluding special items, was $89.5 million, or $.81 per share, compared to $92.8 million, or $.84 per share, in the year-ago quarter. Net income in the current quarter equaled $86.1 million, or $.78 per share, after a special after-tax charge of $3.4 million, or $.03 per share, for consolidation activities. In the year-ago quarter, net income was $76.3 million, or $.69 per share, after a special after-tax charge of $16.5 million, or $.15 per share, for restructuring activities in the Performance Materials segment. Sales were approximately $1.4 billion in both quarters.

Commenting on the results, David L. Burner, BFGoodrich's chairman and chief executive officer, said, "We are pleased with our first quarter performance and the higher margins achieved in all of our segments compared to a year ago. Our Aerospace segment was strong, even with the downturn in commercial transport deliveries, due to our balanced portfolio including significant business in the aftermarket and regional and business aircraft segments of the industry. Results in Engineered Industrial Products rebounded from last year's fourth quarter as operating margins reached an impressive 18.9%. And in Performance Materials, operating profits increased over 15%. We are off to a very good start in 2000."

FIRST QUARTER SEGMENT REVIEW
----------------------------

In the Aerospace segment, operating income decreased 3% to $138.7 million, and sales declined 4% to $893.0 million compared to a very strong first quarter last year when production levels of commercial aircraft were substantially higher. While the decline in




Page 1 of 3
PR00-0028 - BFGoodrich reports first quarter results

[BFGOODRICH LOGO]                                                          NEWS


production adversely affected original equipment deliveries of the company's aerostructures and landing gear, operating profit gains occurred in numerous businesses, including wheels and brakes, evacuation systems, avionics, sensors and engine components. The quarter's performance also reflects lower results in airframe services due to the Boeing strike and an unexpected postponement of aircraft servicing requirements by a major customer. The balance of the aerospace service businesses achieved higher results.

In the Engineered Industrial Products segment, margins reached 18.9%, the highest in the company, as the segment returned to historical profit levels following the soft market conditions experienced during the last half of 1999. Sales for the current quarter decreased 4% to $177.6 million, and operating income was $33.6 million, versus $34.2 million in the year-ago quarter. The compressor products business was particularly strong, and cost reduction programs continued to be successful in the quarter.

In the Performance Materials segment, operating income increased 15% to $34.1 million and sales increased 3% to $307.6 million. The increase in operating income was due primarily to higher sales volume across all groups, partially offset by higher raw material costs. Continued success in productivity programs also contributed to improved operating income.

FOCUSED ON SHAREHOLDER VALUE
----------------------------

During the quarter, BFGoodrich announced several major decisions intended to drive shareholder value. Last week, BFGoodrich indicated that it intends to sell Performance Materials and concentrate on its Aerospace and Engineered Industrial Products segments. Earlier in the quarter, the company began implementing a $300 million share repurchase program, which to date has involved the repurchase of
2.9 million shares at a total cost of $73.7 million. The Board of Directors also approved changes in the company's management incentive compensation programs to link them to gains in shareholder value.

In commenting on the divestiture of Performance Materials, Mr. Burner said, "From a strategic perspective, we will create a more focused company and generate substantial proceeds which will be used to drive shareholder value. With the divestiture and last year's successful Coltec acquisition, BFGoodrich is solidly positioned to become a top-tier manufacturing company with global reach and strong business franchises in aerospace and industrial markets. With the recovery of margins in engineered industrial products, the




Page 2 of 3
PR00-0028 - BFGoodrich reports first quarter results

[BFGOODRICH LOGO]                                                          NEWS


Coltec acquisition is exceeding our original expectations, including our belief that annual cost savings will be more than the $60 million we estimated when the merger was announced."

The BFGoodrich Company, headquartered in Charlotte, North Carolina, has leading market positions in advanced aerospace systems, performance materials, and engineered industrial products. The company has $5.5 billion in annual revenues and 27,000 employees worldwide.

The tables that follow provide more detailed information about BFGoodrich results for the first quarter.

[Part of this announcement contains forward-looking statements that involve risks and uncertainties, and actual results could differ materially from those projected in the forward-looking statements. The risks and uncertainties are detailed from time to time in reports filed with the Securities and Exchange Commission, including but not limited to the last section of the Management's Discussion and Analysis entitled "Forward-Looking Information is Subject to Risk and Uncertainty" contained in the company's Annual Report on Form 10-K, and in other filings.]

                                       ###




Page 3 of 3
PR00-0028 - BFGoodrich reports first quarter results

                             THE BFGOODRICH COMPANY
                 (Dollars in millions except per share amounts)


                                                               Three Months Ended
                                                                    March 31
                                                   -------------------------------------------

                                         2000           2000          1999              1999

                                     As Reported   As Adjusted(A)  As Reported     As Adjusted(B)

Sales                                $ 1,378.2     $  1,378.2      $ 1,411.8       $  1,411.8
                                      ========      =========       ========        ==========
Income before Income Taxes
  and Trust Distributions                142.8         148.2           125.7            151.9
Income Tax Expense                       (52.1)        (54.1)          (44.8)           (54.5)
Distributions on Trust Preferred
  Securities                              (4.6)         (4.6)           (4.6)            (4.6)
                                      --------      ---------       --------        ----------
Net Income                           $    86.1     $    89.5       $    76.3       $     92.8
                                      ========      =========       ========        ==========
Income Per Share:
    Basic                            $    0.79     $    0.82       $    0.70       $     0.85
                                      ========      =========       ========        ==========

    Diluted                          $    0.78     $    0.81       $    0.69       $     0.84
                                      ========      =========       ========        ==========

Weighted - Average Number
  of Shares Outstanding
  (in millions):
    Basic                                109.5         109.5           109.7            109.7
                                      ========      =========       ========        ==========

    Diluted                              112.9         112.9           113.3            113.3
                                      ========      =========       ========        ==========



(A) Results exclude the effect of a $5.4 million charge ($3.4 million after-tax), or $0.03 a diluted share, primarily related to merger-related and consolidation costs.

(B) Results exclude the effect of a $26.2 million charge ($16.5 million after-tax), or $0.15 a diluted share, related to the realignment of the Performance Materials segment headquarters, Advanced Technology Group and certain of its operating locations.

                 BFGOODRICH SEGMENT REPORTING
                     (Dollars in Millions)


                                                  Three Months Ended
                                                      March 31(A)
                                               ------------------------

                                                    2000        1999
Sales:
  Aerospace:
    Landing Systems                            $    260.1   $   262.5
    Engine & Safety Systems                         147.8       143.5
    Electronic Systems                              127.5       132.7
    Aerostructures & Aviation Services              357.6       387.5
                                                ---------    --------

                                                    893.0       926.2
                                                ---------    --------

  Engineered Industrial Products                    177.6       185.6
                                                ---------    --------

  Performance Materials:
    Textile and Coatings Solutions                  133.7       131.5
    Polymer Additives and Specialty Plastics        114.4       109.3
    Consumer Specialties                             59.5        59.2
                                                ---------    --------

                                                    307.6       300.0
                                                ---------    --------

Total Sales                                    $  1,378.2   $ 1,411.8
                                                =========    ========

Operating Income:
  Aerospace:
    Landing Systems                            $     37.3  $     36.8
    Engine & Safety Systems                          27.3        24.7
    Electronic Systems                               25.2        24.5
    Aerostructures & Aviation Services               48.9        56.5
                                                ---------    --------

                                                    138.7       142.5
                                                ---------    --------

  Engineered Industrial Products                     33.6        34.2
                                                ---------    --------

  Performance Materials:
    Textile and Coatings Solutions                    8.0         6.2
    Polymer Additives and Specialty Plastics         19.3        18.3
    Consumer Specialties                              6.8         5.1
                                                ---------    --------

                                                     34.1        29.6
                                                ---------    --------

Total Segment Operating Income                 $    206.4  $    206.3

Corporate General and Administrative Costs          (18.4)      (18.7)

Merger-related and Consolidation Costs               (5.4)      (26.2)
                                                ---------    --------

Total Operating Income                         $    182.6  $    161.4
                                                =========    ========


(A) These amounts reflect the recently announced Aerospace reorganization, reclass of certain divisional results within Performance Materials, as well as the reallocation of certain corporate research and development costs to Performance Materials.

                   ADDITIONAL COMMENTS FROM INVESTOR RELATIONS
                         SUPPLEMENT TO THE PRESS RELEASE

                                 SEGMENT RESULTS
                  FIRST QUARTER 2000 VERSUS FOURTH QUARTER 1999


AEROSPACE SEGMENT
-----------------
($ millions)
                             1Q00                4Q99
                             ----                ----
Revenue                      $893.0              $870.1
Operating Income              138.7               140.4

In the Aerospace segment, sales increased almost 3% from the fourth quarter 1999 to the first quarter 2000. The sales increases are due primarily to higher OEM sales to Airbus in the Aerostructures and Aviation Services group partially offset by lower aftermarket sales. Operating income during the same period decreased 1% to $138.7. The decrease between periods is primarily due to a gain on the exchange of land recorded by Aerostructures in the 4th quarter, partially offset by the increase in sales noted above and a favorable product mix in most groups.


PERFORMANCE MATERIALS SEGMENT
-----------------------------
($ millions)
                             1Q00                4Q99
                             ----                -----
Revenue                      $307.6              $300.4
Operating Income               34.1                32.0

Performance Materials' sales increased by about 2% to $307.6, while operating income increased almost 7% to $34.1. The sales increases are due primarily to very good results in Polymer Additives and Specialty Plastics as well as slight increases in Textile and Coatings Solutions sales. The increases in operating income are due in part to increased productivity, especially in Plastics, as well as from incremental volume. While raw material costs continue to increase, the segment is seeing increasing success in price increases to offset the rising costs. In addition, within Performance Materials, the 4th quarter is cyclically low, thus the 1st quarter increases are also due in part to the rebound from the low quarter.


ENGINEERED INDUSTRIAL PRODUCTS SEGMENT
--------------------------------------
($ millions)
                             1Q00                4Q99
                             ----                ----
Revenue                      $177.6              $159.7
Operating Income               33.6                18.9

In Engineered Industrial Products, sales increased 11% returning to more normal results for the segment. Operating income increased 78%. These increases are primarily driven by increases in volume, a favorable sales mix and sustained emphasis on cost reductions. The first quarter also saw the first engine sale for the new LPD project which was a major R&D expense in the fourth quarter of 1999.

                                  GROUP RESULTS
                  FIRST QUARTER 2000 VERSUS FIRST QUARTER 1999

                          BFGOODRICH AEROSPACE SEGMENT
                          ----------------------------


AEROSTRUCTURES & AVIATION SERVICES GROUP
----------------------------------------

($ millions)


                               1Q00             1Q99
                               ----             ----

Revenue                        $357.6          $387.5
Operating Income                 48.9            56.5

Sales in the Aerostructures and Aviation Services Group decreased 8% compared to first quarter 1999 while operating income decreased 13% to $48.9. Sales decreases are primarily due to the decrease in Aerostructures OEM, as a result of decreased levels of production for commercial aircraft, offset slightly by increased aftermarket sales. Operating income decreases are due partly to pressures in Aviation Services, which was affected by the Boeing engineering strike and an unexpected postponement of aircraft servicing requirements by a major customer. For the 1st quarter 2000, aircraft services recorded a loss of approximately $0.3 on sales of $68.0.


LANDING SYSTEMS GROUP
---------------------

($ millions)



                               1Q00             1Q99
                               ----             ----

Revenue                        $260.1          $262.5
Operating Income                 37.3            36.8

Sales during the first quarter of 2000 decreased slightly to $260.1 while operating income increased slightly to $37.3. Sales were down slightly in the Landing Gear division due to decreased Commercial OEM production, partially offset by increases in commercial and military spares sales, strong performance in the Wheel and Brake division as well as landing gear and wheel & brake component services. Operating income increased slightly due primarily to strength in the Wheel and Brake division.

ENGINE & SAFETY SYSTEMS
-----------------------

($ millions)


                                 1Q00             1Q99
                                 ----             ----

Revenue                          $147.8          $143.5
Operating Income                   27.3            24.7

Sales for the first quarter increased 3% to $147.8. Operating income for the quarter increased 11% to $27.3. These increases are largely due to excellent performance in engine products, especially power generation products, which more than compensated for weakness in Commercial OEM production.


ELECTRONIC SYSTEMS GROUP
------------------------

($ millions)

                                  1Q00             1Q99
                                  ----             ----

Revenue                           $127.5          $132.7
Operating Income                    25.2            24.5

Sales during the first quarter of 2000 decreased 4% to $127.5 from $132.7 in the first quarter of 1999. The decrease is due to weakness in the military market for aircraft sensors and fuel and utility systems as some contracts have been completed while new ones are awaited. Operating income for the quarter increased 3% to $25.2. The increase is primarily due to higher volume in space flight systems, combined with favorable product mix in fuel and utility systems.

                    BFGOODRICH PERFORMANCE MATERIALS SEGMENT
                    ----------------------------------------


TEXTILE & COATINGS SOLUTIONS GROUP
----------------------------------

($ millions)


                                  1Q00             1Q99
                                  ----             ----
Revenue                           $133.7           $131.5
Operating Income                     8.0              6.2

Sales increased almost 2% to $133.7 in the first quarter of 2000. The increase in sales is due to higher volumes and the impact of the Mydrin acquisition (March 1999), partially offset by unfavorable pricing. Operating income increased 29% due to higher volumes, manufacturing efficiencies and continued productivity improvements.


POLYMER ADDITIVES & SPECIALTY PLASTICS GROUP
--------------------------------------------

($ millions)



                                  1Q00             1Q99
                                  ----             ----

Revenue                           $114.4           $109.3
Operating Income                    19.3             18.3

Sales for the quarter increased by $5.1, or 5%, from $109.3 in the fourth quarter of 1999 to $114.4 for the first quarter of 2000. The increase was caused primarily by favorable volume, partially offset by unfavorable pricing and mix. Operating income increased $1.0, or 5%, from $18.3 million $19.3. The increase was primarily driven by higher volumes and cost reductions in SG&A.

CONSUMER SPECIALTIES GROUP
--------------------------

($ millions)


                                   1Q00             1Q99
                                   ----             ----

Revenue                            $59.5            $59.2
Operating Income                     6.8              5.1

Sales remained relatively flat in the first quarter of 2000, increasing slightly to $59.5. Higher volume of sales for Carbopol, particularly in Asia and Latin America, was offset by lower volume and negative price related to phenol. Despite flat sales, operating income increased 33%. This increase in operating income was attributable to overall favorable volume, manufacturing efficiencies and continued productivity improvements.

                BFGOODRICH ENGINEERED INDUSTRIAL PRODUCTS SEGMENT
                -------------------------------------------------

ENGINEERED INDUSTRIAL PRODUCTS
------------------------------
($ millions)


                                 1Q00             1Q99
                                 ----             ----
Revenue                          $177.6           $185.6
Operating Income                   33.6             34.2

Sales for the quarter were 4% lower than first quarter 1999, partially due to the completion of a large engine project for the U.S. Navy in 1999 and the initiation of a similar but lower revenue-producing project in 2000. The lower sales in our primary industrial operations can be attributed mainly to foreign operations, due in part to foreign currency changes, and partially offset by strength in operations serving air products and the heavy-duty truck markets. Despite the lower sales volume of 4%, operating income remained comparatively strong, less by only 2%, due to sustained emphasis on cost reductions and strong volume in air products.


                              NON-SEGMENT EXPENSES
                              --------------------
                                  ($ millions)


                                 1Q00             1Q99
                                 ----             ----

Corporate G&A                    $18.4            $18.7
Net Interest Expense              35.3             33.3
Distribution on Trust
  Preferred Securities             4.6              4.6



                  PRELIMINARY BALANCE SHEET AND CASH FLOW DATA
                  --------------------------------------------
                                  ($ millions)


                                             QUARTER ENDED     YEAR ENDED
                                               3/31/2000       12/31/1999


Cash and Cash Equivalents                       $76.8             $66.4
Total Debt                                   $1,942.0          $1,760.5
Debt to Capitalization                          55.5%             52.8%
Capital Expenditures                            $42.1            $246.3
Acquisitions                                    $34.3             $76.1
Depreciation and Amortization                   $66.9            $230.6
Dividends                                       $30.3             $91.6
Effective Tax Rate                              36.5%             36.5%


                                                                     THE BFGOODRICH COMPANY


                              -----------------------------------------------------------------------------------------------------
                                                                                 1999                                       2000
                              ----------------------------------------------------------------------------------========-----------
                                                     Q1        Q2      Q2 YTD      Q3      Q3YTD       Q4         1999       Q1
                              ----------------------------------------------------------------------------------========-----------
AEROSPACE
SALES      Landing Systems Group                      262.5     279.9     542.4     261.5    803.9      256.7    1,060.6     260.1
           Engine & Safety Systems                    143.5     137.8     281.3     136.4    417.7      147.9      565.6     147.8
           Electronic Systems Group                   132.7     127.0     259.7     124.9    384.6      129.7      514.3     127.5
           Aerostructures & Aviation Services         387.5     421.2     808.7     332.4  1,141.1      335.8    1,476.9     357.6
           Group
                     Total Trade Sales                926.2     965.9   1,892.1     855.2  2,747.3      870.1    3,617.4     893.0

OI         Landing Systems Group                       36.8      42.5      79.3      36.5    115.8       31.3      147.1      37.3
           Engine & Safety Systems                     24.7      25.2      49.9      24.5     74.4       24.8       99.2      27.3
           Electronic Systems Group                    24.5      21.8      46.3      25.1     71.4       24.2       95.6      25.2
           Aerostructures & Aviation Services          56.5      55.4     111.9      44.8    156.7       60.1      216.8      48.9
           Group
                   Total Operating Income             142.5     144.9     287.4     130.9    418.3      140.4      558.7     138.7

MARG       Landing Systems Group                      14.0%     15.2%     14.6%     14.0%    14.4%      12.2%      13.9%     14.3%
           Engine & Safety Systems                    17.2%     18.3%     17.7%     18.0%    17.8%      16.8%      17.5%     18.5%
           Electronic Systems Group                   18.5%     17.2%     17.8%     20.1%    18.6%      18.7%      18.6%     19.8%
           Aerostructures & Aviation Services         14.6%     13.2%     13.8%     13.5%    13.7%      17.9%      14.7%     13.7%
           Group
                   Total Operating Margin             15.4%     15.0%     15.2%     15.3%    15.2%      16.1%      15.4%     15.5%
                                                  --------------------------------------------------------------========-----------


PERFORMANCE MATERIALS

                                                  --------------------------------------------------------------========-----------
SALES      Textile & Coatings Solutions               131.5     139.1     270.6     133.2    403.8      131.3      535.1     133.7
           Polymers & Spec. Plastics                  109.3     110.0     219.3     111.3    330.6      107.9      438.5     114.4
           Consumer Specialties                        59.2      61.9     121.1      61.8    182.9       61.2      244.1      59.5
                     Total Trade Sales                300.0     311.0     611.0     306.3    917.3      300.4    1,217.7     307.6

OI         Textile & Coatings Solutions                 6.2      10.9      17.1      10.4     27.5        7.9       35.4       8.0
           Polymers & Spec. Plastics                   18.3      16.7      35.0      20.5     55.5       16.7       72.2      19.3
           Consumer Specialties                         5.1      11.6      16.7       5.2     21.9        7.4       29.3       6.8
                   Total Operating Income              29.6      39.2      68.8      36.1    104.9       32.0      136.9      34.1

MARG       Textile & Coatings Solutions                4.7%      7.8%      6.3%      7.8%     6.8%       6.0%       6.6%      6.0%
           Polymers & Spec. Plastics                  16.7%     15.2%     16.0%     18.4%    16.8%      15.5%      16.5%     16.9%
           Consumer Specialties                        8.6%     18.7%     13.8%      8.4%    12.0%      12.1%      12.0%     11.4%
                   Total Operating Income              9.9%     12.6%     11.3%     11.8%    11.4%      10.7%      11.2%     11.1%
                                                  --------------------------------------------------------------========-----------


ENGINEERED INDUSTRIAL PRODUCTS

                                                  --------------------------------------------------------------========-----------
SALES                                                 185.6     186.5     372.1     170.6    542.7      159.7      702.4     177.6

OI                                                     34.2      37.0      71.2      28.1     99.3       18.9      118.2      33.6

MARG                                                  18.4%     19.8%     19.1%     16.5%    18.3%      11.8%      16.8%     18.9%
                                                                                                                ========

                                                  --------------------------------------------------------------========-----------
TOTAL      SALES                                    1,411.8   1,463.4   2,875.2   1,332.1  4,207.3    1,330.2    5,537.5   1,378.2
           SEGMENT OPERATING INCOME                   206.3     221.1     427.4     195.1    622.5      191.3      813.8     206.4
           MARGIN                                     14.6%     15.1%     14.9%     14.6%    14.8%      14.4%      14.7%     15.0%
                                                  --------------------------------------------------------------========-----------